Exhibit 10.20

Limited waiver and Amendment No. 2
to note and warrant purchase agreement

THIS LIMITED WAIVER AND AMENDMENT NO. 2 TO NOTE AND WARRANT PURCHASE AGREEMENT (this “Agreement”) is dated as of December 23, 2014, and is between CTI Industries Corporation, an Illinois corporation (the “Company”), CTI SUPPLY, Inc., an Illinois corporation (f/k/a CTI Helium, Inc.), and a Wholly-Owned Subsidiary of the Company, in its capacity as a guarantor (the “Subsidiary Guarantor”); and BMO PRIVATE EQUITY (U.S.), INC., a Delaware corporation (the “Purchaser”).

The Company and the Purchaser have entered into a Note and Warrant Purchase Agreement dated as of July 17, 2012, as amended by that certain Amendment No. 1 to Note and Warrant Purchase Agreement dated as of April 12, 2013 (as amended, restated, supplemented or otherwise modified from time to time, the “Purchase Agreement”), under which the Purchaser has extended certain credit facilities to the Company.

In connection with the Purchase Agreement, (i) the Company executed a Senior Subordinated Promissory Note dated July 17, 2012 (the “Note”), under which, among other things, the Company promised to pay the Note Amount to the Purchaser on the terms and conditions therein and (ii) the Subsidiary Guarantor entered into a Guaranty dated as of July 17, 2012 (the “Subsidiary Guaranty”), under which, among other things, the Subsidiary Guarantor guarantees the prompt and complete payment and performance of the Obligations.

The parties now desire to further amend the Purchase Agreement in certain respects.

The parties therefore agree as follows:

1.         Definitions. Defined terms used but not defined in this Agreement are as defined in the Purchase Agreement.

2.         Limited Waiver. (a) The Company has informed the Purchaser of the following defaults in the observance or performance of certain provisions of the Operative Documents:

(1)         that the Company and its Subsidiaries will make or will have made Capital Expenditures in the fiscal year of the Company ending on December 31, 2014, in excess of $775,000, the maximum permitted amount of Capital Expenditures set forth in Section 8.23(d) of the Purchase Agreement; and

(2)         that the Subsidiary Guarantor changed its legal name without first giving 30 days’ prior written notice of its intent to do so to the Purchaser.

(b)         The Company acknowledges that an Event of Default has occurred or would occur as a result of each default described in Section 2(a) hereof (each such Event of Default, a “Subject Event of Default”). The Company further acknowledges that each Subject Event of Default entitles the Purchaser to exercise its rights and remedies under the Purchase Agreement, applicable law, or otherwise. The Company has therefore requested that the Purchaser waive each Subject Event of Default. The Company acknowledges that but for the terms of this Agreement all obligations under the Purchase Agreement and each of the other Operative Documents would be immediately due and payable as the result of the occurrence of or upon the occurrence of a Subject Event of Default. In addition, the Company acknowledges that the Purchaser has incurred reasonable attorneys’ fees in connection with each Subject Event of Default and that those costs, fees, and expenses are recoverable by the Purchaser under the Purchase Agreement.

(c)         The Purchaser hereby waives each Subject Event of Default that has occurred or that would result from any of the defaults described in Section 2 and the Purchaser’s remedies under the Purchase Agreement with respect to each Subject Event of Default. The limited waivers set forth in this Agreement are to be narrowly construed. Except as provided in this Agreement, those limited waivers neither extend to any other violations under, or default of, the Purchase Agreement nor prejudice any rights or remedies that the Purchaser might have or be entitled to with respect to any such other violations or defaults.

3.         Amendments to Purchase Agreement.

(a)         The definition of “Senior Funded Debt” in section 5.1 of the Purchase Agreement is hereby amended by replacing “Excluded Flexo VIE Debt” with “Excluded VIE Debt.”

(b)         The definition of “Total Funded Debt” in section 5.1 of the Purchase Agreement is hereby amended by replacing “Excluded Flexo VIE Debt” with “Excluded VIE Debt.”

(c)         Section 5.1 of the Purchase Agreement is hereby further amended by inserting each of the following new definitions in the appropriate alphabetical order:

““Clever Container” means Clever Container Company LLC, an Illinois limited liability company and an Affiliate of the Company.

“Excluded Clever Container VIE Debt” means all Indebtedness for Borrowed Money of Clever Container subject to satisfaction of the following conditions: (a) the aggregate amount of Clever Container’s liability for such indebtedness does not exceed $880,000 at any time; (b) none of the Company and its other Subsidiaries has done any of the following: (i) directly or indirectly guaranteed such indebtedness; (ii) agreed (contingently or otherwise) to purchase or otherwise acquire such indebtedness; or (iii) otherwise assured any creditor of Clever Container against loss in respect of such indebtedness; and (c) no creditor of Clever Container has recourse to the general credit of the Company or any of its other Subsidiaries as a result of including Clever Container in the consolidated financial statements of the Company and its Subsidiaries.

“Excluded VIE Debt” means, collectively, the Excluded Clever Container VIE Debt and the Excluded Flexo VIE Debt.

“Financial Consultant” is defined in Section 8.28 hereof.”

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(d)         Section 8.5(b) of the Purchase Agreement is hereby amended to read in its entirety as follows:

“(b)         as soon as available, and in any event within forty-five (45) days after the last day of each calendar month, (i) a copy of the consolidated and consolidating balance sheet of the Company and its Subsidiaries as of the last day of such period and the consolidated and consolidating statements of income, retained earnings, and cash flows of the Company and its Subsidiaries for the calendar month and the fiscal year-to-date period then ended, each in reasonable detail showing in comparative form the figures for the corresponding date and period in the previous fiscal year, prepared by the Company in accordance with GAAP and certified to by its chief financial officer or such other officer acceptable to the Purchaser; and (ii) a variance-to-budget analysis, in reasonable detail and setting forth a description of variances, if any, in the figures for such period from the projected figures for such period presented in the applicable business plan delivered to the Purchaser in accordance with subsection (g) below and specifying the action, if any, taken by the Company to address the same;”

(e)         Section 8.5(f) of the Purchase Agreement is hereby amended by replacing “its independent public accountants” with “its independent public accountants or the Financial Consultant.”

(f)         Section 8.6 of the Purchase Agreement is hereby amended by replacing “and independent public accountants (and by this provision the Company hereby authorizes such accountants to discuss with the Purchaser the finances and affairs of the Company and of each Subsidiary)” with “and independent public accountants and the Financial Consultant (and by this provision the Company hereby authorizes such accountants and the Financial Consultant to discuss with the Purchaser the finances and affairs of the Company and of each Subsidiary).”

(g)         Section 8.23(a) of the Purchase Agreement is hereby amended to read in its entirety as follows:

“         (a)         Senior Leverage Ratio. As of the last day of each fiscal quarter of the Company, the Company shall not permit the Senior Leverage Ratio for the four fiscal quarters of the Company then ended to be more than the amount set forth below for such fiscal quarter:

Fiscal Quarter Ending	Level
June 30, 2012 and September 30, 2012	3.65 to 1.00
December 31, 2012 and March 31, 2013	3.40 to 1.00
June 30, 2013, and September 30, 2013	3.60 to 1.00

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Fiscal Quarter Ending	Level
December 31, 2013	3.30 to 1.00
March 31, 2014	3.05 to 1.00
June 30, 2014, and September 30, 2014	2.75 to 1.00
December 31, 2014	4.70 to 1.00
March 31, 2015	4.15 to 1.00
June 30, 2015	3.85 to 1.00
September 30, 2015, and December 31, 2015	3.60 to 1.00
March 31, 2016, and each fiscal quarter thereafter	3.30 to 1.00	”

(h)         Section 8.23(b) of the Purchase Agreement is hereby amended to read in its entirety as follows:

“(b)         Total Leverage Ratio. As of the last day of each fiscal quarter of the Company, the Company shall not permit the Total Leverage Ratio for the four fiscal quarters of the Company then ended to be more than the amount set forth below for such fiscal quarter:

Fiscal Quarter Ending	Level
June 30, 2012	5.80 to 1.00
September 30, 2012	5.45 to 1.00
December 31, 2012 and March 31, 2013	5.10 to 1.00
June 30, 2013, and September 30, 2013	5.50 to 1.00
December 31, 2013	4.95 to 1.00
March 31, 2014	4.70 to 1.00
June 30, 2014, and September 30, 2014	4.60 to 1.00
December 31, 2014	6.45 to 1.00

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Fiscal Quarter Ending	Level
March 31, 2015	5.80 to 1.00
June 30, 2015, September 30, 2015, and December 31, 2015	4.95 to 1.00
March 31, 2016, and each fiscal quarter thereafter	4.70 to 1.00	”

(i)         Section 8 of the Purchase Agreement is hereby further amended by inserting after section 8.27 the following new section 8.28:

“Section 8.28 Engagement of Financial Consultant. The Company shall engage, for the duration of the fiscal year of the Company ending December 31, 2015 (or any shorter period approved in writing by the Senior Lender), at the Company’s expense, Capstone Advisory Group, LLC, or another independent consultant of recognized standing selected by the Company and reasonably acceptable to the Senior Lender (the “Financial Consultant”) to provide business financial planning and other advisory services to the Company and its Subsidiaries. The Company shall cause the management of the Company and its Subsidiaries to meet with the Financial Consultant at such reasonable times and reasonable intervals as the Company may determine, but at least once per fiscal quarter during the fiscal year of the Company ending December 31, 2015 (or less frequently as approved in writing by the Senior Lender).”

4.         Reaffirmation of Subsidiary Guaranty. The Subsidiary Guarantor hereby expressly does each of the following:

(1)         consents to the execution by the Company and the Purchaser of this Agreement;

(2)         acknowledges that the “Indebtedness” (as defined in the Subsidiary Guaranty) includes all of the “Obligations” under and as defined in the Purchase Agreement, as amended from time to time (including as amended by this Agreement);

(3)         acknowledges that the Subsidiary Guarantor does not have any set-off, defense, or counterclaim to the payment or performance of any of the obligations of the Company under the Purchase Agreement or the Subsidiary Guarantor under the Subsidiary Guaranty;

(4)         reaffirms, assumes, and binds itself in all respects to all of the obligations, liabilities, duties, covenants, terms, and conditions contained in the Subsidiary Guaranty;

(5)         agrees that all such obligations and liabilities under the Subsidiary Guaranty continue in full force and that the execution and delivery of this Agreement to, and its acceptance by, the Purchaser will not in any manner whatsoever do any of the following:

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(A)         impair or affect the liability of the Subsidiary Guarantor to the Company under the Subsidiary Guaranty;

(B)         prejudice, waive, or be construed to impair, affect, prejudice, or waive the rights and abilities of the Purchaser at law, in equity, or by statute against the Subsidiary Guarantor pursuant to the Subsidiary Guaranty; or

(C)         release or discharge, or be construed to release or discharge, any of the obligations and liabilities owing to the Purchaser by the Subsidiary Guarantor under the Subsidiary Guaranty; and

(6)         represents and warrants that each of the representations and warranties made by the Subsidiary Guarantor in any of the documents executed in connection with the loans remain true and correct as of the date of this Agreement.

5.         Representations and Warranties. To induce the Purchaser to enter into this Agreement, the Company hereby represents to the Purchaser as follows:

(1)         that the Company is duly authorized to execute and deliver this Agreement and is and will continue to be duly authorized to borrow monies under the Purchase Agreement, as amended by this Agreement, and to perform its obligations under the Purchase Agreement, as amended by this Agreement;

(2)         that the execution and delivery of this Agreement and the performance by the Company of its obligations under the Purchase Agreement, as amended by this Agreement, do not and will not conflict with any provision of law or of the articles of organization or operating agreement of the Company or of any agreement binding upon the Company;

(3)         that the Purchase Agreement, as amended by this Agreement, is a legal, valid, and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as enforceability might be limited by bankruptcy, insolvency, or other similar laws of general application affecting the enforcement of creditors’ rights or by general principles of equity limiting the availability of equitable remedies;

(4)         that the representation and warranties set forth in section 6 of the Purchase Agreement, as amended by this Agreement, are true and correct with the same effect as if those representations and warranties had been made on the date hereof, except that all references to the financial statements mean the financial statements most recently delivered to the Purchaser and except for changes specifically permitted under the Purchase Agreement, as amended by this Agreement;

(5)         that the Company has complied with and is in compliance with all of the covenants set forth in the Purchase Agreement, as amended by this Agreement, including the covenants stated in section 8 of the Purchase Agreement, other than in respect of the Subject Event of Default; and

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(6)         that as of the date of this Agreement no Default and no Event of Default under section 10 of the Purchase Agreement, as amended by this Agreement, has occurred or is continuing, other than the Subject Event of Default.

6.         Conditions. The effectiveness of this Agreement is subject to satisfaction of the following conditions:

(1)         that the Purchaser has received the following:

(A)         a copy of this Agreement, duly executed by the parties;

(B)         a copy of an amendment to the Senior Credit Agreement and each of the other documents required to be delivered in accordance with section 6 of that amendment, each in form and substance satisfactory to the Purchaser and duly executed by all applicable Persons;

(C)         a non-refundable closing fee of Twelve Thousand Five Hundred and No/100 Dollars ($12,500.00), which fee shall be fully earned and payable on the date hereof; and

(D)         all other documents, certificates, resolutions, and opinions of counsel as the Purchaser requests; and

(2)         that all legal matters incident to the execution and delivery of this Agreement are satisfactory to the Purchaser and its counsel.

7.         General. (a) This Agreement and the rights and duties of the parties hereto are governed by, and are to be construed in accordance with, the internal laws of State of Illinois without regard to principles of conflicts of laws. Wherever possible each provision of the Purchase Agreement and this Agreement is to be interpreted in such manner as to be effective and valid under applicable law, but if any provision of the Purchase Agreement and this Agreement is prohibited by or invalid under any such law, that provision will be deemed ineffective to the extent of that prohibition or invalidity, without invalidating the remainder of that provision or the remaining provisions of the Purchase Agreement and this Agreement.

(b)         This Agreement is an Operative Document.

(c)         This Agreement binds each party and their respective successors and assigns, and this Agreement inures to the benefit of each party and the successors and assigns of the Purchaser.

(d)         Except as specifically modified or amended by the terms of this Agreement, the terms and provisions of the Purchase Agreement, the Subsidiary Guaranty, and the other Operative Documents are incorporated by reference herein and in all respects continue in full force and effect. The Company, by execution of this Agreement, hereby reaffirms, assumes, and binds itself to all of the obligations, duties, rights, covenants, terms, and conditions contained in the Purchase Agreement and the other Operative Documents to which it is a party.

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(e)         Each reference in the Purchase Agreement to “this Agreement,” “hereunder,” “hereof,” or words of like import, and each reference to the Purchase Agreement in any and all instruments or documents delivered in connection therewith, are deemed to refer to the Purchase Agreement, as amended by this Agreement.

(f)         The Company shall pay all costs and expenses in connection with the preparation of this Agreement and other related loan documents, including, without limitation, reasonable attorneys’ fees and time charges of attorneys who are employees of the Company or any affiliate or parent of the Purchaser. The Company shall pay any and all stamp and other taxes, UCC search fees, filing fees, and other costs and expenses in connection with the execution and delivery of this Agreement and the other instruments and documents to be delivered hereunder, and agrees to save the Company harmless from and against any and all liabilities with respect to or resulting from any delay in paying or omission to pay such costs and expenses.

(g)         The Company hereby waives and releases any and all current existing claims, counterclaims, defenses, or set-offs of every kind and nature which it has or might have against the Purchaser arising out of, pursuant to, or pertaining in any way to the Purchase Agreement, any and all documents and instruments in connection with or relating to the foregoing, or this Agreement. The Company hereby further covenants and agrees not to sue the Purchaser or assert any claims, defenses, demands, actions, or liabilities against the Purchaser arising out of, pursuant to, or pertaining in any way to the Purchase Agreement, any and all documents and instruments in connection with or relating to the foregoing, or this Agreement.

(h)         The parties may sign this Agreement in several counterparts, each of which will be deemed an original but all of which together will constitute one instrument.

[Signature pages follow]

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(Signature Page to Limited Waiver and Amendment No. 2 to

Note and Warrant Purchase Agreement)

The parties are signing this Agreement as of the date stated in the introductory clause.

COMPANY:	CTI Industries Corporation

	By:	/s/ Stephen M. Merrick
	Name:	Stephen M. Merrick
	Title:	President

SUBSIDIARY GUARANTOR:	CTI SUPPLY, INC.
(f/k/a CTI Helium, Inc.)

	By:	/s/ Stephen M. Merrick
	Name:	Stephen M. Merrick
	Title:	President

PURCHASER:	BMO PRIVATE EQUITY (U.S.), INC.

	By:	/s/ Douglas P. Sutton
	Name:	Douglas P. Sutton
	Title:	Managing Director